Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: February 16, 2021

GOLDEN FALCON SPONSOR GROUP, LLC

By:	/s/ Alan I. Annex
Name: Alan I. Annex
Title: Attorney-in-Fact*

/s/ Alan I. Annex
Alan I. Annex, Attorney-in-Fact for Scott J. Freidheim*

/s/ Alan I. Annex
Alan I. Annex, Attorney-in-Fact for Makram Azar*

*

The Powers of Attorney given by each of Golden Falcon Sponsor, LLC, Scott J. Freidheim and Makram Azar were previously filed as exhibits 24.1 to the Form 3s filed by Golden Falcon Sponsor, LLC, Scott J. Freidheim and Makram Azar with the SEC on December 17, 2020, and are herein incorporated by reference.